UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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MEDAREX, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDAREX, INC.
707 State Road
Princeton, New Jersey 08540

Notice of Annual Meeting of Shareholders
To Be Held May 21, 2009

To Our Shareholders:

        The 2009 Annual Meeting of Shareholders of Medarex, Inc., or the 2009 Annual Meeting, will be held at the Sheraton San Jose, 1801 Barber Lane, Milpitas, California 95035 on Thursday, May 21, 2009 at 8:00 a.m. Pacific Daylight Time. The purpose of the meeting is to vote on the following matters:

  1.
  To elect three Class I directors to hold office until the 2012 Annual Meeting of Shareholders;

  2.
  To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

  3.
  To transact any other business properly brought before the 2009 Annual Meeting.

        These items of business are more fully described in the proxy statement accompanying this notice. We urge you to read this information carefully.

        The record date for the 2009 Annual Meeting is March 23, 2009. Only our shareholders of record at the close of business on that date may vote at the 2009 Annual Meeting or any adjournment thereof.

        Admittance to the 2009 Annual Meeting will be limited to shareholders. If you are a shareholder of record, you may be asked to present proof of identification for admission. If your shares are held in the name of a broker, banker or other agent, you may be asked to present proof of identification and a statement from your broker, bank or other agent, reflecting your beneficial ownership of Medarex, Inc. common stock as of March 23, 2009, as well as a proxy from the record-holder to you, for admission to the 2009 Annual Meeting. Please be prepared to provide this documentation if requested.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting Of Shareholders to Be Held on May 21, 2009: The Notice of Annual Meeting of Shareholders, Proxy Statement, and our 2008 Annual Report to Shareholders, are available on our website at www.medarex.com/Investor/Shareholder.htm.

                      By order of the Board of Directors,

                      URSULA B. BARTELS,
                       Senior Vice President, General Counsel and Secretary

Princeton, New Jersey
April 6, 2009

        You are cordially invited to attend the 2009 Annual Meeting in person. Whether or not you expect to be personally present at the 2009 Annual Meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the enclosed envelope or follow the instructions set forth herein to submit your vote by proxy over the Internet or by telephone to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the 2009 Annual Meeting. Any proxy may be revoked by following the instructions set forth on page 4 of the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the 2009 Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

ii

MEDAREX, INC.
707 State Road
Princeton, New Jersey 08540

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING

MAY 21, 2009

        This proxy statement contains information related to the 2009 Annual Meeting of Shareholders, or the 2009 Annual Meeting, of Medarex, Inc., a New Jersey corporation, or Medarex, to be held on Thursday, May 21, 2009, beginning at 8:00 a.m. Pacific Daylight Time at the Sheraton San Jose, 1801 Barber Lane, Milpitas, California 95035, and any postponements or adjournments thereof.

INFORMATION ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Medarex, or the Board, is soliciting your proxy to vote at the 2009 Annual Meeting to be held on Thursday, May 21, 2009. You are invited to attend the 2009 Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the 2009 Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your vote by proxy over the telephone or on the Internet.

        On or about April 6, 2009, we intend to mail this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders of record entitled to vote at the 2009 Annual Meeting.

Are proxy materials available on the Internet?

        Yes. You may access Medarex's Proxy Statement and 2008 Annual Report on the Medarex website at www.medarex.com/Investor/Shareholder.htm.

 Who can attend the 2009 Annual Meeting?

        Admittance to the 2009 Annual Meeting will be limited to shareholders. If you are a shareholder of record, you may be asked to present proof of identification for admission. If your shares are held in the name of a broker, banker or other agent, you may be asked to present proof of identification and a statement from your broker, bank or other agent, reflecting your beneficial ownership of Medarex common stock as of March 23, 2009, as well as a proxy from the record-holder to you, for admission to the 2009 Annual Meeting. Please be prepared to provide this documentation if requested.

Who is entitled vote to at the 2009 Annual Meeting?

        Only shareholders of record as of the close of business on March 23, 2009 are entitled to vote at the 2009 Annual Meeting. On such date, there were 128,532,698 shares of our common stock outstanding, with each share entitled to one vote.

   Shareholder of Record: Shares Registered in Your Name

        If, on March 23, 2009, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the 2009 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2009 Annual Meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions below to submit your vote by proxy over the telephone or on the Internet to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If, on March 23, 2009, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the 2009 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the 2009 Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the 2009 Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

        Two proposals are scheduled for a vote:

  •
  Election of three Class I directors to hold office until the 2012 annual meeting of shareholders; and

  •
  Ratification of the appointment by our Audit Committee of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for 2009.

        As of the date of this proxy statement, these two proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, your proxy (one of the individuals named on your proxy card) will vote according to his or her best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board or you may "Withhold Authority" to vote for any nominee(s) you specify. For the other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

  Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record, you may vote in person at the 2009 Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the Internet or by telephone. Whether or not you plan to attend the 2009 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2009 Annual Meeting and vote in person even if you have previously voted by proxy.

  •
  To vote in person, come to the 2009 Annual Meeting, and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If we receive your signed proxy card by 7:00 p.m., Eastern Daylight Time on Wednesday, May 20, 2009, we will vote the shares held by you as you direct.

  •
  To vote over the telephone, dial toll-free (866) 894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company I.D. and proxy number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 20, 2009, to be counted.

  •
  To vote over the Internet, go to www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number, proxy number and account number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 20, 2009, to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete, sign and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the 2009 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

        Each share of common stock that you own as of March 23, 2009 entitles you to one vote on each matter to be voted upon at the 2009 Annual Meeting. On March 23, 2009, there were 128,532,698 shares of our common stock outstanding.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of the three nominees for director, and "For" the ratification of the appointment of E&Y as our independent registered public accounting firm for 2009. If any other matter is properly presented at the meeting, or adjournment of the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

 Can I change my vote after submitting my proxy or after voting by phone or Internet?

        Yes. You may change your vote at any time before the proxy is exercised. If you are the record holder of your shares, you may revoke your proxy by:

  •
  executing and delivering a timely and valid later-dated proxy card, provided we receive such later-dated proxy by 7:00 p.m., Eastern Daylight Time, Wednesday, May 20, 2009;

  •
  voting in person by ballot at the 2009 Annual Meeting; or

  •
  giving written notice that you are revoking your proxy to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary. We must receive your written notice by 7:00 p.m., Eastern Daylight Time, Wednesday, May 20, 2009 for your revocation to be effective.

        If you voted by telephone or over the Internet you may also change your vote by delivering a later-dated proxy by telephone or over the Internet, as the case may be, provided we receive such later-dated proxy by 7:00 p.m., Eastern Daylight Time, Wednesday, May 20, 2009. Attendance at the 2009 Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to our Secretary before the proxy is exercised or you vote by written ballot at the 2009 Annual Meeting.

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

What vote is required to approve each proposal?

  Quorum:

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 64,266,350 shares, will constitute a quorum for the 2009 Annual Meeting. If fewer than this number of shares are present at the 2009 Annual Meeting, no business can be conducted other than the adjournment of the 2009 Annual Meeting to another date. If you submit a properly executed proxy card (or one is submitted on your behalf by your broker, bank or other agent) then you will be considered part of the quorum. Abstentions and broker non-votes will be counted towards the quorum requirements.

  Approval of the proposals:

        Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting and entitled to vote at the 2009 Annual Meeting for approval.

  The effect of broker non-votes:

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. "Non-routine" matters are generally considered to be those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. For purposes of this proxy, the election of the directors and the ratification of E&Y, as our independent registered public accounting firm, are considered to be "routine" matters so there cannot be broker non-votes for these proposals.

 How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the 2009 Annual Meeting. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

How does the Board recommend I vote?

        The Board recommends that you vote on the proposals at the 2009 Annual Meeting as follows:

  •
  "FOR" the election of Marc Rubin, M.D., Ronald J. Saldarini, Ph.D. and Charles R. Schaller as Class I directors, each to serve as a director until the 2012 annual meeting of shareholders; and

  •
  "FOR" the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for 2009.

How can I find out the results of the voting?

        Preliminary voting results will be announced at the 2009 Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2009.

When are shareholder proposals due for the 2010 Annual Meeting?

        To be considered for inclusion in next year's proxy materials, a written shareholder proposal must be submitted in writing by December 7, 2009 to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary.

        If you wish to submit a proposal to be considered at the 2010 annual meeting (but not included in next year's proxy materials), or nominate a director, you must do so by written notice, in the form specified in our by-laws, delivered to us or mailed and received by us not less than 60 days (nor more than 90 days) prior to the date of the 2010 Annual Meeting. In the event that shareholders are given less than 70 days notice or prior public disclosure of the date of the 2010 Annual Meeting, you may give written notice of the proposal or nomination not later than the close of business on the tenth day following the day on which notice of the 2010 annual meeting date was mailed or such public disclosure of the date of the 2010 Annual Meeting was made, whichever first occurs. Our Policy Regarding Director Nominations is available on the Medarex website at www.medarex.com/Investor/Corporate.htm and describes the procedures for recommending candidates for director. You are also advised to review our by-laws (available on the Medarex website at www.medarex.com/Investor/Corporate.htm), which contain additional requirements about advance notice of shareholder proposals and director nominations. Our 2010 Annual Meeting is currently scheduled for May 20, 2010, and, assuming this date does not change, pursuant to the foregoing timeline, written notice of a proposal to be presented directly at the 2010 annual meeting must be received by us no later than March 21, 2010 (but not earlier than February 19, 2010). If a proposal is received after that date, then the notice will be untimely, and we will not be required to present such proposal at the 2010 Annual Meeting. All proposals should be sent to: Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary.

CORPORATE GOVERNANCE

Governance Information

  Corporate Governance Guidelines

        The Board operates pursuant to our Corporate Governance Guidelines, which address the composition and operation of the Board and include policies regarding meeting conduct, director retirement, Board assessment, director education and succession planning, among other matters. These guidelines can be viewed from Medarex's website at www.medarex.com/Investor/Corporate.htm and can be obtained, upon request, from Medarex.

  Director Independence

        As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. Our Board periodically consults with our General Counsel as well as our outside legal counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee of the Board, or the Governance Committee, has determined that all of our directors, other than Mr. Pien, are independent directors within the meaning of the applicable NASDAQ listing standards. Mr. Pien, our President and Chief Executive Officer, or CEO, and Chairman of the Board, is an employee and, therefore, not independent. In determining the independence of our non-employee directors, the Governance Committee found that none of these directors had a material or other disqualifying relationship with Medarex, and took into account: Mr. Schaller's position as Chairman of the Board of Directors of Celldex Therapeutics, Inc., one of our former subsidiaries (now a publicly traded company in which we have an approximately 31% interest); and Dr. Saldarini's and Mr. Dinerstein's respective brokerage accounts with investment banking firms with whom we maintain, or formerly maintained, investment banking relationships. The Board did not believe that any of these factors would interfere with any director's exercise of independent judgment in carrying out his responsibilities as a director.

  Lead Independent Director

        Our Corporate Governance Guidelines provide that, if the Chairman of the Board is an employee director, one of the independent directors shall be designated as Lead Independent Director to serve until replaced by the Board. Accordingly, in connection with Mr. Pien's designation as Chairman of the Board in May 2008, the Board designated Dr. Saldarini to serve as Lead Independent Director. In this role, Dr. Saldarini coordinates the activities of the other independent directors and performs other duties and responsibilities as specified in our Corporate Governance Guidelines. These duties and responsibilities include, among others:

  •
  functioning as principal liaison on Board-wide issues between the independent directors and the Chairman;

  •
  participating in Board meeting agenda planning;

  •
  presiding over portions of meetings at which the evaluation or compensation of the CEO is presented or discussed;

  •
  presiding, in the absence of the Chairman, over meetings of the Board; and

  •
  coordinating the activities of the other independent directors of the Board.

  Director Nomination Process

        Our Director Nomination Policy describes the procedures for recommending candidates and provides that candidates for the Board should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Under its charter, the Governance Committee evaluates all such candidates and makes recommendations to the Board. In considering potential candidates, the Governance Committee also considers factors such as whether or not a potential candidate:

  •
  possesses relevant expertise upon which to be able to offer advice and guidance to management;

  •
  has sufficient time to devote to our affairs;

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  has demonstrated excellence in his or her field;

  •
  has the ability to exercise sound business judgment; and

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  has the commitment to rigorously represent the long-term interests of our shareholders.

        Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given our current needs and the current needs of our Board, to maintain a balance of knowledge, experience and capability. In the case of an incumbent director whose term of office is set to expire, the Governance Committee reviews such director's overall service during his or her term, including the number of meetings attended, level of participation and quality of performance. In the case of a new director candidate, the Governance Committee also determines whether the nominee is independent for purposes of the NASDAQ listing standards.

        The Governance Committee will consider director candidates recommended by shareholders in accordance with our Director Nomination Policy, provided that the notification requirements set forth in "When are shareholder proposals due for the 2010 Annual Meeting?" above are met. Under this policy, candidates recommended by our shareholders will be evaluated on the same basis as the candidates identified by the Governance Committee. The Governance Committee may also consider whether to support the nomination of any person nominated for election to the Board by a shareholder pursuant to the provisions of our by-laws relating to shareholder nominations. During the past year, the Governance Committee did not receive a director nomination by a shareholder or a group of shareholders holding more than 5% of our voting stock. In 2008, the Governance Committee engaged Korn Ferry International, an executive search firm, to identify and evaluate nominees for directors. Our Director Nomination Policy is available on Medarex's website at www.medarex.com/Investor/Corporate.htm.

  Shareholder Communications with the Board

        Shareholders and other interested persons may communicate with members of the Board by either (i) sending an e-mail to boardofdirectors@medarex.com or (ii) sending written correspondence to: Medarex Board of Directors, c/o Office of the General Counsel, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540. The e-mail or mailing envelope must contain a clear notation indicating that the communication is a "Shareholder/Board Communication." Persons sending such communications are encouraged to identify themselves, so that a response may be provided, if appropriate. In addition, the communication must clearly identify whether or not the author is a shareholder of Medarex and must clearly state whether the intended recipients are all of the members of the Board or just certain specified individual directors. Our General Counsel will review with our outside legal counsel all correspondence and forward to the Chairman of the Board a summary of the correspondence, or if the Chairman is an employee director, to the lead independent director of the Board. In addition, our General Counsel will forward copies of any correspondence to the Board if, in the opinion of the General Counsel or outside legal counsel, the correspondence requires the attention of the Board or an individual Board member. A log is maintained by our General Counsel and any member of the Board may review the log and request a copy of any logged correspondence. Further details and the full text of this process can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm.

  Standards of Integrity

        Our Standards of Integrity apply to all of our officers, directors and employees. A copy of our Standards of Integrity is available on Medarex's website at www.medarex.com/Investor/Corporate.htm. The Standards of Integrity set forth a written code of ethics and business conduct that all of our officers, directors and employees are required to adhere to in addressing the legal and ethical issues encountered in conducting their work. The Standards of Integrity require that employees and directors comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Integrity. If we make any substantive amendments to the Standards of Integrity or grant any waiver from a provision of the Standards of Integrity to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We will post all waivers for a period of twelve months.

Board and Committee Membership

        Our business, property and affairs are managed by or are under the direction of the Board pursuant to New Jersey law and our certificate of incorporation and by-laws. Members of the Board are kept informed about our business by the Chairman (who is our President and CEO) through discussions with other key members of management, by reviewing briefing materials provided by management and by management's participation in meetings of the Board and its committees.

  Board Meetings, Attendance of Directors and Other Matters

        Our Board held nine meetings in 2008. During 2008, each of the directors attended 75% or more of the total meetings of the Board and the respective committees on which he or she served, held during the period for which he or she was a director or committee member. Our independent directors meet in executive sessions at which only independent directors are present after each regularly scheduled Board meeting.

        The Board has the express authority to hire its own legal, accounting and other advisors. Recognizing that director attendance at our annual meeting can provide shareholders with an opportunity to communicate with directors about issues affecting our business, it is our policy to actively encourage our directors to attend our annual meeting of shareholders. All of our directors then in office attended our 2008 Annual Meeting of Shareholders.

  Board Committees

        As of December 31, 2008, the Board had three standing committees: Audit Committee; Compensation and Organization Committee; and Nominating and Corporate Governance Committee. The charters for our current standing committees can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm.

        In May 2008, the Board reconstituted the membership of the standing committees. The following two tables provide membership and meeting information for each of the standing Board committees in 2008, both before and after the May 2008 changes in membership:

Standing Committee Information
January 1, 2008 to May 15, 2008

Director	Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee
Patricia M. Danzon		*	*
Robert C. Dinerstein	*		**
Abhijeet J. Lele		**
Howard H. Pien
Marc Rubin
Ronald J. Saldarini	**	*	*
Charles R. Schaller	*
Julius A. Vida			*
Total meetings from January 1, 2008 through May 15, 2008.	4	7	4

    *
    Member

    **
    Chair

Standing Committee Information
May 16, 2008 to December 31, 2008

Director	Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee
Patricia M. Danzon		*	*
Robert C. Dinerstein		*	**
Abhijeet J. Lele	**	*
Howard H. Pien
Marc Rubin			*
Ronald J. Saldarini	*	**	*
Charles R. Schaller	*
Julius A. Vida			*
Total meetings from May 16, 2008 through December 31, 2008.	2	8	6

    *
    Member

    **
    Chair

        Each of the Board committees has authority to engage outside legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Governance Committee annually reviews the NASDAQ listing standards definition of independence for committee members and has determined that all members of each standing committee are independent within the meaning of the applicable NASDAQ listing standards and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medarex. Each standing committee periodically reports to the Board on its actions and recommendations and meets regularly in executive session. The committees also each periodically review their respective charters and assess their own performance. In addition, the Board, through the Governance Committee, conducts an annual review of the role, function, roster and operation of each of its standing committees, as well as an assessment of the Board function and individual Director contribution. Below is a description of each of the standing committees of the Board.

  Audit Committee

        The Audit Committee, comprised of independent directors, oversees our corporate accounting and financial reporting process and assists the Board in fulfilling its oversight responsibility to the shareholders and others relating to:

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  The integrity of our financial statements and the financial reporting process;

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  Our systems of internal accounting and financial controls;

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  The performance of our independent registered public accounting firm;

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  The annual independent audit of our financial statements; and

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  Our independent registered public accounting firm's qualifications and independence.

        In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

  •
  Determining and approving the engagement of the independent registered public accounting firm, including the scope of audit and non-audit services, adequacy of staffing, and the compensation to be paid;

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  Evaluating the qualifications, performance and independence of the independent registered public accounting firm;

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  Discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our internal controls over financial reporting;

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  Establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

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  Reviewing with management and our auditors significant issues regarding accounting principles and financial statement presentation, including the auditor's assessment of the quality, not just the acceptability, of accounting principals and the reasonableness of significant judgments and estimates;

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  Reviewing the results of the annual audit and our financial statements to be included in our Annual Report on Form 10-K and the review of our quarterly financial statements for inclusion in our Quarterly Reports on Form 10-Q; and

  •
  Resolving any material conflicts or disagreements between management and our auditors relating to financial reporting and accounting practices and polices.

        Under its charter, the Audit Committee must have at least three members, all of whom must satisfy the independence and financial literacy requirements of the NASDAQ listing standards applicable to audit committee members as in effect from time to time. The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d) of the NASDAQ listing standards and applicable Securities and Exchange Commission, or SEC, rules). Members of the Audit Committee are appointed by the Board, based on recommendations of the Governance Committee.

        The Board has determined that Mr. Lele qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Lele's level of knowledge and experience based on a number of factors, including his formal education and professional experience. The Audit Committee operates under a charter, which can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm. The Audit Committee held six meetings in 2008. Further detail about the role of the Audit Committee may be found in the section entitled "Report of the Audit Committee" below.

  Nominating and Corporate Governance Committee

        The primary responsibilities of the Governance Committee are to oversee all aspects of our corporate governance functions on behalf of the Board and identify, evaluate, and recommend qualified candidates to the Board to serve as our directors. To fulfill these responsibilities, the Governance Committee has the full power and authority to, among other things:

  •
  Establish procedures for the assessment of the Board, its committees and its individual members;

  •
  Propose policies on the size and composition of the Board;

  •
  Establish criteria for membership on the Board and on Board committees;

  •
  Review and evaluate the experience and qualifications of members of the Board and the Board as a whole and assess the needs of the Board from time to time;

  •
  Identify, evaluate and recommend qualified candidates for service on the Board, including any shareholder recommendations;

  •
  Maintain an orientation program for new directors and a continuing education program for all directors;

  •
  Evaluate, review and consider whether to recommend to the Board the nomination, upon conclusion of their terms, of existing directors for re-election to the Board;

  •
  Evaluate at least annually the size, performance, authority, operations, charter and composition of each standing Board committee and the performance of each committee member and recommend to the Board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

  •
  Recommend to the Board the establishment of special committees, as necessary;

  •
  Consider and periodically assess director independence;

  •
  Review with management and the Board the adequacy of our Standards of Integrity and any other Company codes of ethics;

  •
  Review and approve or disapprove, as the case may be, certain transactions involving conflicts in accordance with the terms of our Conflict of Interest Policy; and

  •
  Consult with our CEO regarding plans for succession to the offices of our executive officers and report to our Board, whenever so requested, regarding such consultations.

        Under its charter, the Governance Committee must have at least two members, both of whom shall meet the independence requirements of the NASDAQ listing standards applicable to nominating and corporate governance committee members from time to time. All members of the Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The charter of the Governance Committee can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm. The Governance Committee held 10 meetings in 2008.

  Compensation and Organization Committee

        The Compensation and Organization Committee of the Board, or the Compensation Committee, acts on behalf of the Board to establish, implement and oversee our compensation strategy, policies, plans and programs including:

  •
  The establishment of corporate and individual performance goals and objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated goals and objectives;

  •
  Review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and other executive officers;

  •
  Recommend to the Board the structure and detail of Board compensation;

  •
  Administration of our equity compensation plans, deferred compensation plans and other similar plans and programs;

  •
  Review of industry-wide compensation practices to assess the adequacy and competitiveness of our executive compensation programs as compared to that of our peers; and

  •
  Review and discuss with management the disclosures contained in our "Compensation Discussion and Analysis" for use in any of our annual reports on Form 10-K, registration statements, proxy or information statements and recommend to the Board the inclusion of such information in these reports and statements.

        In January 2007, the Board adopted the Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives, or the Equity Grant Procedures, a copy of which can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm. The Equity Grant Procedures are designed to provide a framework for the administration of our equity compensation program that complies with applicable laws and regulations and can be followed consistently by our personnel. These procedures also provide for our Chief Financial Officer, or CFO, and our General Counsel, on an annual basis, to review the administration of Medarex's equity compensation program and to provide training for employees, consultants and Board members involved in the program. The Equity Grant Procedures were reviewed and amended most recently in October 2008 and are described in the Compensation Discussion and Analysis, or CD&A, section of this proxy statement.

        Under its charter, the Compensation Committee must have at least three members, all of whom shall meet the independence requirements of the NASDAQ listing standards applicable to compensation committee members from time to time and satisfy both the "outside director" standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the "non-employee director" standard under applicable SEC rules. The charter of the Compensation Committee can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm. Under its charter, the Compensation Committee may delegate authority to subcommittees, as appropriate, but no such delegation has been made to date. The Compensation Committee held 15 meetings in 2008.

        The specific determinations of the Compensation Committee with respect to executive compensation for 2008, as well as the role of executive officers and compensation consultants in the executive compensation process, are described in the CD&A section of this proxy statement.

  Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Lele and Dinerstein and Drs. Danzon and Saldarini. All members of the Compensation Committee are independent directors under the NASDAQ listing standards. No member of the Compensation Committee is currently, or ever has been, an officer or employee of Medarex. No executive officer of Medarex currently serves or has served as a member of the board of directors or a compensation committee of any entity that has or had one or more executive officers who currently serves or who had served in 2008 as a member of our Board or Compensation Committee.

2008 Non-Employee Director Compensation

        Our non-employee director compensation is determined by the Board, at the recommendation of the Compensation Committee. The total compensation is based on the anticipated time commitment and meeting activity required by our independent directors as well as a review of board compensation practices of our select peer companies (for a discussion of our select peer group, see "Compensation Discussion and Analysis" below). A significant portion of our director compensation is in the form of long-term, equity-based components, including initial and annual stock option grants, as well as annual grants of Career Deferred Stock Units, or CDSUs. These equity-based components are designed to align the interests of non-employee directors with those of shareholders. CDSUs, in particular, cannot be sold or transferred until a director no longer serves on our Board. Employee directors do not receive any compensation in connection with their service on our Board. The annual 2008 compensation of our non-employee directors consisted of the following components:

Category		2008 Compensation
Board Retainer Payments
•	Cash	$25,000
•	Career Deferred Stock Units	$25,000
•	Annual Stock Option Grant	18,000 shares
•	Initial Stock Option Grant for New Members	30,000 shares
Chair and Committee Retainer Payments
•	Lead Independent Director	$25,000
•	Audit Committee Chair	$25,000
•	Audit Committee Non-Chair Member	$20,000
•	Compensation and Organization Committee Chair	$25,000
•	Compensation and Organization Committee Non-Chair Member	$20,000
•	Nominating and Corporate Governance Committee Chair	$25,000
•	Nominating and Corporate Governance Committee Non-Chair Member	$20,000

        On May 15, 2008, the day of the 2008 Annual Meeting of Shareholders, all of our non-employee directors (other than Irwin Lerner, who retired from the Board as of such date), were awarded (i) an option to purchase 18,000 shares of our common stock at an exercise price of $7.91 (the average of the high and low sales price of Medarex common stock on such date) and (ii) 3,161 CDSUs. The numbers of CDSUs granted to each director were obtained by dividing $25,000 by the average of the high and low sales prices of our common stock on the grant date. The CDSUs granted in 2008 vested on the first anniversary of the grant date but will only be distributed to grantees upon the earlier of a change of control or their departure from the Board.

        During 2008, no director received any compensation for services rendered to us as a director other than as set forth in the table below. Non-employee directors are also reimbursed for meeting expenses and other Board-related activities including conferences and educational activities.

 2008 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	All Other Compensation	Total
Dr. Danzon	$65,000	$15,625	$104,220	—	$184,845
Mr. Dinerstein	70,000	15,625	104,220	—	189,845
Mr. Lele	62,500	15,625	104,220	—	182,345
Mr. Lerner(4)	18,750	—	—	—	18,750
Dr. Rubin	37,500	15,625	104,220	—	157,345
Dr. Saldarini	105,625	15,625	104,220	—	225,470
Mr. Schaller	45,000	15,625	104,220	—	164,845
Dr. Vida	45,000	15,625	104,220	—	164,845

(1)
These amounts do not reflect actual value realized by the recipient. In accordance with SEC rules, this column represents the compensation expense recognized by Medarex for financial statement reporting purposes in 2008 in accordance with FAS 123(R) for 3,161 Career Deferred Stock Units (CDSUs) granted to each of the directors (other than Mr. Lerner) in May 2008. Such CDSUs vest on the first anniversary of the grant date.

(2)
As of December 31, 2008, each of our directors listed in this table (other than Mr. Lerner) held the following aggregate number of stock options and CDSUs: Dr. Danzon, Messrs. Dinerstein and Lele: 66,000 stock options and 3,161 CDSUs; Dr. Rubin: 48,000 stock options and 3,161 CDSUs; Dr. Saldarini: 150,000 stock options and 3,161 CDSUs; Mr. Schaller: 146,000 stock options and 3,161 CDSUs; and Dr. Vida: 142,000 stock options and 3,161 CDSUs .

(3)
Represents the grant date fair value of 18,000 stock options granted to each of the directors (other than Mr. Lerner) in May 2008. Such stock options vested over a period of 6 months and accordingly, amounts represent the compensation expense recognized by Medarex for financial statement purposes in 2008 in accordance with FAS 123(R).

(4)
Mr. Lerner retired from the Board effective May 15, 2008; on such date, Mr. Lerner became our Chairman Emeritus, a non-voting role for which he receives no compensation.

SECURITIES OWNERSHIP AND RELATED MATTERS

Securities Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding ownership of our common stock as of March 23, 2009 by:

  •
  each director and nominee for director;

  •
  each of our named executive officers (as defined in our CD&A below);

  •
  all executive officers and directors of Medarex as a group; and

  •
  all those known by us to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership(1)
Name of Beneficial Owners†	Number of Shares	Percent of Total
Shareholders of 5% or more
Mazama Capital Management, Inc.(2)	13,345,983	10.4%
One Southwest Columbia Street
Suite 1500
Portland, OR 97258
Barclays Global Investors, NA(3)	7,923,958	6.2%
Barclays Global Fund Advisors
400 Howard Street
San Francisco, CA 94105
Executive Officers and Directors
Dr. Lonberg(4)	1,427,841	1.1%
Mr. Schade(5)	1,286,142	1.0%
Dr. Nichol(6)	884,969	*
Dr. Pepin(7)	520,755	*
Mr. Pien(8)	435,555	*
Dr. Vida(9)	223,931	*
Mr. Schaller(10)	182,435	*
Dr. Saldarini(11)	153,161	*
Ms. Bartels(12)	103,964	*
Dr. Danzon(13)	69,161	*
Mr. Dinerstein(14)	69,161	*
Mr. Lele(15)	69,161	*
Dr. Rubin(16)	51,161	*
All executive officers, directors and nominees as a group (14 persons)(17)	5,477,397	4.3%

(1)
This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 128,532,698 shares outstanding on March 23, 2009, adjusted as required by rules promulgated by the SEC.

(2)
Includes shares issuable upon conversion of our convertible notes.

(3)
Includes shares issuable upon conversion of our convertible notes. Barclays Global Investors, NA has sole voting power with respect to 2,759,725 shares and sole dispositive power with respect to 3,156,118 shares. Barclays Global Fund Advisors has sole voting and dispositive power with respect to 4,767,840 shares.

(4)
Includes 1,270,416 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 23,104 restricted stock units.

(5)
Includes 1,202,916 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 49,648 restricted stock units.

(6)
Includes 796,666 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 52,377 restricted stock units.

(7)
Includes 495,016 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 19,446 restricted stock units.

(8)
Includes 234,167 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 176,388 restricted stock units.

(9)
Includes 142,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units. Also includes 330 shares held by Dr. Vida's wife.

(10)
Includes 146,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(11)
Includes 150,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(12)
Includes 57,800 shares issuable pursuant to options exercisable within 60 days of March 23, 2009. Also includes 46,164 restricted stock units.

(13)
Includes 66,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(14)
Includes 66,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(15)
Includes 66,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(16)
Includes 48,000 shares issuable pursuant to options exercisable within 60 days of March 23, 2009 and 3,161 career deferred stock units.

(17)
Includes 4,740,981 shares issuable pursuant to options exercisable within 60 days of March 23, 2009, 367,127 restricted stock units and 22,127 career deferred stock units.

*
Less than 1%.

†
Unless otherwise indicated, the business address of each beneficial owner is Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of us. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

Certain Relationships and Related Persons Transactions

        For the period beginning January 1, 2008 and ending March 23, 2009, there were no transactions, or currently proposed transactions, in which Medarex was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

  Conflict of Interest Policy

        Our Conflict of Interest Policy, or the Conflict Policy, provides a framework for addressing conflict of interest issues that may arise involving transactions in which a member of the Board, one of our employees or an employee of one of our affiliates, or a family member of a director or employee, may have a direct or indirect financial interest, including, but not limited to, "related-persons transactions." For purposes of our Conflict Policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving a transaction that is required to be disclosed under Item 404 of Regulation S-K. A related person is any executive officer or director, including any of their immediate family members, and any entity owned or controlled by such persons. A copy of our Conflict Policy is available on Medarex's website at www.medarex.com/Investor/Corporate.htm.

        The purpose of the Conflict Policy is not to prohibit a conflict of interest, but instead to (i) involve our directors and employees in the process of identifying conflict issues, (ii) facilitate internal disclosure and public disclosure when required under the rules and regulations established by the SEC and NASDAQ, and (iii) ensure internal decision-making without conflicts.

        Identification and Disclosure.    The Conflict Policy lists criteria to help identify potential conflicts of interest so that our directors and employees are generally aware of the types of situations where a potential conflict of interest may exist. It is the responsibility of our directors and employees to identify potential conflicts, and if unsure, seek guidance from our General Counsel. If necessary, our General Counsel will then consult with the Governance Committee for resolution. The policy provides pre-established guidance for determining whether the facts of a potential issue require Governance Committee review.

        Decision-Making.    Once a potential conflict is identified, we have procedural guidelines for submitting the underlying conflict to the Governance Committee or our Board for the approval, ratification or rejection of the transaction at issue depending on the nature of the transaction (i.e., whether transaction arose in "the ordinary course of business" or was outside the ordinary course of our business) and the individual involved. Certain transactions with "related-persons" must be approved by our Board or our Governance Committee. Additionally, we have identified business relationships that are common and clearly give rise to an actual conflict, so these relationships may be avoided in advance. Violation of our policies will result in disciplinary action being taken. Our General Counsel reports to the Board on any conflicts reviewed by the Governance Committee in accordance with the Conflict Policy.

 PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board is divided into three classes in a manner providing for staggered three-year terms. The Board is currently comprised of eight members. Vacancies on the Board may be filled by shareholder approval at an annual meeting or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve until the next succeeding annual meeting of shareholders and until the director's successor is elected and qualified or, if sooner, until the director's death, resignation or removal.

        At the 2009 Annual Meeting, the terms of Marc Rubin, M.D., Ronald J. Saldarini, Ph.D. and Charles R. Schaller are expiring. We have nominated Drs. Rubin and Saldarini and Mr. Schaller to serve as Class I directors for a new three-year term to hold office until our 2012 annual meeting of shareholders and until such director's successor is elected, or, if sooner, his death, resignation or removal. Each nominee is a current Medarex director and was previously elected by our shareholders.

        Directors are elected by a plurality of the votes properly cast in person or by proxy. With respect to Class I directors, the three nominees receiving the highest number of affirmative votes will be elected. Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board in the event that one or more of our nominees should become unavailable for election. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election of Class I Directors—Term Expiring at the 2012 Annual Meeting

Marc Rubin, M.D. Director since November 2007 Age 54	Dr. Rubin is a biopharmaceutical consultant and the former President and CEO of Titan Pharmaceuticals, Inc., a biopharmaceutical company publicly traded on the American Stock Exchange. Prior to joining Titan in October 2007, he was Head of Global Research and Development for Bayer Schering Pharma and a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma from June 2006 to January 2007. Prior to his position at Bayer Schering Pharma, from October 2003 through June 2006, Dr. Rubin was a Member of the Executive Board and President of Development for Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. His position included responsibility for three Global Business Units. Before joining Schering AG, between January 1990 through September 2003, Dr. Rubin held several positions of increasing responsibility at GlaxoSmithKline, including oversight of the development, approval and commercial strategy for numerous programs. In 1983, Dr. Rubin completed his clinical training in internal medicine at The Johns Hopkins Hospital and, in 1986, subspecialty training in both oncology and infectious disease at the National Institutes of Health, where he remained in a senior staff position through 1989. He received his M.D. from Cornell University Medical College and did his undergraduate work at Cornell University.

Ronald J. Saldarini, Ph.D. Director since May 2001 Age 69	Dr. Saldarini has been our Lead Independent Director since May 2008 and was President of the global vaccine business of Wyeth Pharmaceuticals from 1986 until his retirement in 1999. After his retirement, he founded Biological Initiatives which provides consulting services to the vaccine/ pharmaceutical industry. He is an associate at Naimark & Associates, a healthcare consulting firm, and has served on several committees of the National Academy of Sciences Institute of Medicine. He has also been a committee member of several organizations involved in promoting immunization and vaccine development for infectious disease. He has a B.A. from Drew University and a Ph.D. degree in Biochemistry and Physiology from the University of Kansas.
Charles R. Schaller Director since July 1987 Age 73
Mr. Schaller was Chairman of our Board from our inception until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a formerly publicly traded U.S. manufacturer of photovoltaic products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School. Mr. Schaller is Chairman of the Board of Celldex Therapeutics, Inc., a publicly traded biopharmaceutical company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
OF EACH NAMED NOMINEE TO THE BOARD OF DIRECTORS

Directors Continuing in Office

  Class III Directors Continuing in Office until the 2010 Annual Meeting

Abhijeet J. Lele Director since September 2006 Age 43	Mr. Lele has been a Managing Member of EGS Healthcare Capital Partners, or EGS, a venture capital firm that focuses on investments in biopharmaceutical, specialty pharmaceutical and medical device companies since 1998. Prior to joining EGS in 1998, he spent four years in the healthcare practice of McKinsey & Company, and prior to McKinsey & Company, he held various operating positions with Lederle Laboratories, Progenics Pharmaceuticals, Inc. and Clontech Laboratories, Inc. Mr. Lele received an M.A. from Cambridge University and an M.B.A. with distinction from Cornell University. Mr. Lele is a director of three publicly traded medical device companies, CryoCath Technologies Inc., EP MedSystems, Inc., and Stereotaxis, Inc., and is a member of the Research Development Committee of the Juvenile Diabetes Research Foundation.

Julius A. Vida, Ph.D. Director since February 1994 Age 80	Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants since 1993. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Company and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Peter Pazmany University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Spectrum Pharmaceuticals, Inc. a publicly traded biopharmaceutical company.
Class II Directors Continuing in Office until the 2011 Annual Meeting
Patricia M. Danzon, Ph.D. Director since May 2005 Age 62
Dr. Danzon has been the Celia Moh Professor, Health Care Management, Insurance and Risk Management at Wharton School of the University of Pennsylvania since 1985. Dr. Danzon also chaired the Health Care Systems Department at the Wharton School from 2004-2007. Prior to that time, Dr. Danzon held academic and research positions at various institutions including the University of Chicago, Stanford University, and Duke University. Dr. Danzon received a B.A. from Oxford University and holds an M.A. and Ph.D. in Economics from the University of Chicago. Dr. Danzon is a member of the Institute of Medicine, a Research Associate at the National Bureau of Economic Research and she also serves on various advisory and editorial boards.
Robert C. Dinerstein Director since September 2006 Age 66
Mr. Dinerstein is currently Chairman of Crossbow Ventures, Inc. and served as the Global Co-Chair and New York Chair of the Financial Institutions Practice at Greenberg Taurig, LLP, an international law firm from August 2006 through July 2008. Prior to joining Greenberg Taurig, Mr. Dinerstein held various positions at UBS Investment Bank, including Vice Chairman, Americas, and Senior Corporate Counsel (from 2005 to 2006) and Managing Director and Global General Counsel (from 2000 to 2004). Prior to joining UBS in 1991, Mr. Dinerstein was Executive Vice President and General Counsel of Shearson Lehman Brothers. From 1979 through 1987, he was a Vice President and the General Counsel of Citicorp's Investment Bank. Mr. Dinerstein received a B.A., cum laude, from Harvard University and a J.D. from the University of Michigan. He also is a graduate of the Wharton Executive Development Program.

Howard H. Pien Director since June 2007 Age 51	Mr. Pien is the Chairman of our Board and our President and Chief Executive Officer. Prior to joining us in June 2007, Mr. Pien was the Chairman and Chief Executive Officer and a Director of Chiron Corporation, a biopharmaceutical company involved in three healthcare markets: blood testing, vaccines, and biopharmaceuticals, from April 2003 until Chiron's merger with Novartis in April 2006. From April 2006 to June 2007, Mr. Pien performed consulting services. He joined Chiron from GlaxoSmithKline, where he held roles in commercial operations and general management, including the positions as head of the international business. Mr. Pien previously held key positions in SmithKline Beecham's pharmaceuticals business in the United States, the United Kingdom, and North Asia, culminating in his tenure as President, Pharmaceuticals-North America and head of the worldwide pharmaceutical and vaccines businesses. Prior to joining SmithKline Beecham, he worked for six years for Abbott Laboratories and five years for Merck & Co., in positions of sales, market research, licensing and product management. Mr. Pien is a Massachusetts Institute of Technology graduate and received an M.B.A. from Carnegie-Mellon University. Mr. Pien currently serves as a director of ViroPharma Incorporated and Vanda Pharmaceuticals, Inc., each a publicly traded biotechnology company.

Executive Officers Who Are Not Directors

        The following table lists our executive officers as of April 6, 2009 who are not directors:

Name	Age	Position
Christian S. Schade	48	Senior Vice President, Finance and Administration, and Chief Financial Officer
Ursula B. Bartels	51	Senior Vice President, General Counsel and Secretary
Deanna Dietl	36	Vice President, Human Resources
Dr. Nils Lonberg	53	Senior Vice President and Scientific Director
Dr. Geoffrey M. Nichol	54	Senior Vice President, Product Development
Dr. Ronald A. Pepin	53	Senior Vice President, Business Development

        Each of our officers is elected to hold office until his or her successor is chosen or qualified, subject to his or her earlier resignation or removal. Set forth below is certain biographical information concerning our executive officers who are not also directors:

        Christian S. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. In addition, Mr. Schade is responsible for Technical Operations, as well as Business Development. Mr. Schade joined us in October 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000 and was involved in Merrill Lynch's international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the

Wharton School of the University of Pennsylvania. Mr. Schade is a director of Integra LifeSciences Corporation, a publicly traded medical technology company.

        Ursula B. Bartels is our Senior Vice President, General Counsel and Secretary. Ms. Bartels joined us in October 2007. Prior to joining us, Ms. Bartels was most recently Vice President, General Counsel and Secretary of Chiron Corporation from August 2004 until April 2006, when it was acquired by Novartis. Prior to joining Chiron, Ms. Bartels served as Senior Vice President, General Counsel and Secretary of Boehringer Ingelheim Corporation from 1999 through August 2004, where she was responsible for all legal, and compliance functions for the US businesses. Before that, she spent 11 years at SmithKline Beecham Corporation (currently GlaxoSmithKline) from 1988 through 1999, serving in various capacities in the legal department, culminating in the position of Vice President and Associate General Counsel, Legal Operations North America. Ms. Bartels is a graduate of Bryn Mawr College and received a J.D. from the University of Virginia.

        Deanna Dietl is our Vice President of Human Resources. Ms. Dietl assumed this role in March 2009, after serving as our Senior Director of Human Resources from July 2005 through February 2009, our Director of Human Resources from February 2003 through June 2005 and in various other roles, including Manager of Corporate Development, since joining Medarex in February 1997. Ms. Dietl holds a B.S. in Finance from Rutgers University, School of Business and is currently pursuing an M.B.A. from Rutgers, The State University of New Jersey.

        Nils Lonberg, Ph.D. is our Senior Vice President and Scientific Director. Dr. Lonberg joined us in October 1997, upon our acquisition of Genpharm International, Inc., or GenPharm. Dr. Lonberg joined GenPharm in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

        Geoffrey M. Nichol, M.B.Ch.B., M.B.A. is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December 1989 through January 1996. In February 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development and subsequently led U.S. Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

        Ronald A. Pepin, Ph.D. is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for 2009, and the Board has directed that management submit the selection of such independent registered public accounting firm for ratification by the shareholders at the 2009 Annual Meeting. E&Y has audited our financial statements since our inception in 1987. Representatives of E&Y are expected to be present at the 2009 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our by-laws nor other governing documents nor law require shareholder ratification of the Audit Committee's selection of E&Y as our independent registered public accounting firm. However, the Board is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our shareholders' best interests.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Report of the Audit Committee

        The following report of the Audit Committee does not constitute "soliciting material" and is not deemed "filed" or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Audit Committee's responsibilities are set forth in the Audit Committee Charter, which can be found on Medarex's website at www.medarex.com/Investor/Corporate.htm. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles, or GAAP, or to assess our internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

        As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and E&Y all annual and quarterly financial statements prior to their issuance.

        In this context, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and Medarex's internal control over financial reporting with management and E&Y. Specifically, the Audit Committee reviewed with E&Y their judgments as to the quality, not just the acceptability, of our accounting principles. The Audit Committee also discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB and has discussed with E&Y its independence and considered the compatibility of non-audit services with E&Y's independence and concluded there were no independence issues.

        The Audit Committee held six meetings in 2008. The Audit Committee's meetings include, whenever appropriate, executive sessions with E&Y, without the presence of our management, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality and objectivity of our financial reporting.

        In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee
Abhijeet J. Lele, Chair Ronald J. Saldarini, Ph.D. Charles R. Schaller

Fees of Independent Registered Public Accounting Firm

        The following table represents aggregate fees billed to Medarex for the years ended December 31, 2008 and 2007, by E&Y, our independent registered public accounting firm:

	Year Ended December 31,
	2008	2007
	(in thousands)
Audit fees(1)	$717	$704
Audit-related fees(2)	25	358
Tax fees(3)	59	71
All other fees	—	—

Total fees	$801	$1,133

    (1)
    Audit fees represent the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements for the years ended December 31, 2008 and 2007, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2008 and 2007, professional services rendered in connection with SEC filings and accounting consultations.

    (2)
    Audit-related fees represent professional services rendered in connection with an investigation of Medarex's prior stock option grant practices and restatement of our consolidated financial statements for 2007 only and an employee benefit plan audit for both 2008 and 2007.

    (3)
    Tax fees represent domestic and international tax planning and compliance services.

        All audit, audit related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's charter provides for pre-approval of audit, audit-related and tax services specifically prescribed by the Audit Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Any decision must be reported to the full Audit Committee at its next scheduled meeting.

 EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation and Organization Committee
Ronald J. Saldarini, Ph.D., Chair Patricia M. Danzon, Ph.D. Robert C. Dinerstein Abhijeet J. Lele

Compensation Discussion and Analysis

Objectives of our Compensation Program

        Medarex's mission is the discovery, development and commercialization of antibody-based therapeutic products. As an emerging biotechnology company, the quality of our workforce significantly impacts our success. We face intense competition for executives and other skilled employees from large pharmaceutical companies and strong local biotechnology competitors, all of which aggressively recruit employees. In light of these circumstances, the overall objective of our compensation program is to provide a competitive total compensation program to support our long-term strategic goals of becoming a successful, fully-integrated biotechnology company by attracting, retaining and motivating the highest caliber of executives and employees. Accordingly, our compensation program for our named executive officers (listed in the Summary Compensation Table below) is designed to meet the following objectives:

  •
  attract and retain key executives who can directly impact the achievement of our mission, corporate goals and strategic objectives;

  •
  motivate our key executives to achieve our short-term, long-term and strategic performance goals with the ultimate goal of advancing business strategies and commercializing therapeutic products; and

  •
  align the interests of our executives with those of our shareholders and facilitate the creation of shareholder value by rewarding sustained, high-level operating performance and excellence in leadership through the use of equity incentives.

Our Process for Determining Executive Compensation

        Once a year, our Board meets to focus on a comprehensive strategic planning agenda, which includes an examination of alternative corporate strategies. As part of this process, our corporate strategy and objectives are evaluated and updated, providing a foundation for the proposal and adoption of our corporate goals for the upcoming year. In turn, our CEO works with the executive team to cascade corporate goals and develop departmental (i.e. research, manufacturing, clinical development, business development, finance) performance goals that are consistent with our corporate strategy and corporate goals. Both the corporate goals and the departmental goals are then reviewed and approved at the start of the year by the Compensation Committee and the full Board. On a regular basis throughout the year our CEO updates our Board on corporate progress against approved goals. At mid-year, the CEO updates the Board on the executives' individual and their respective departments' progress against the year's approved corporate and departmental goals. At year-end, he presents to the Compensation Committee his (i) evaluation of the individual performance of his direct reports, (ii) assessment of corporate performance versus corporate goals for the year, and (iii) resulting recommendations for the executives' annual incentive cash awards. He also makes recommendations for the coming year for long-term incentive equity awards and base salary adjustments, if any.

        In 2008, we implemented a new process for Compensation Committee review and approval of the primary components of executive compensation (that is, base salary, annual incentive cash awards and long-term equity awards) during the first 45 days of the calendar year. During this 45-day period, after considering the CEO's recommendations and assessing the overall performance of Medarex against the prior year's corporate and departmental goals, as well as each executive's individual performance in the prior year, the Compensation Committee approves these three components for each executive officer (including the CEO). During this annual review, the Compensation Committee also evaluates and approves corporate and departmental goals, as well as target cash award amounts, for the year. The CEO does not participate in the portion of any Compensation Committee meeting regarding the review of his own performance against goals or the determination of the actual amounts of his compensation.

        Since 2007, the Compensation Committee has retained Haigh & Company, a compensation consulting firm, to provide independent and objective analysis, advice and information to the Compensation Committee, including competitive market data using a select peer group (see "Market Benchmarks" below), and recommendations relating to best practices and emerging trends in executive compensation and the implementation of new programs and policies. Haigh & Company reports directly to the Compensation Committee and performs limited services for Medarex with the consent of the Compensation Committee.

Components of Executive Compensation

        In 2008, the primary components of our executive compensation program were (i) base salary, (ii) annual cash incentive awards tied to individual and corporate performance, and (iii) long-term equity incentive compensation. We believe that a significant percentage of executive compensation should be performance-based (see "Mix of Pay" below) and, in 2008, performance-based compensation (annual incentive cash awards and equity) represented approximately 75% of 2008 total direct compensation.

        Base Salary.    Base pay is a critical element of executive compensation designed to attract and retain executives over time. Base salary is especially important to our executives in light of the volatile nature of the biotechnology sector and the resulting need to provide a consistent source of compensation to avoid or minimize executive departures to competitors. However, consistent with our focus on pay for performance, base salary represented, on average, less than 25-30% of each of our named executive's total compensation in 2008. In determining initial base salaries, the Compensation Committee considers an individual's qualifications and experience, current and potential future scope of responsibilities, past performance, relevant compensation data from peer companies and horizontal pay equity. In considering annual salary adjustments, if any, the Compensation Committee considers the foregoing factors, as well as any increase in cost-of-living, relative performance and individual contribution.

        As part of the Compensation Committee's annual compensation review in January 2008, Mr. Schade's base salary was increased by 3.9%, and the base salaries of each of Drs. Lonberg and Nichol were increased by 3.5%, reflecting a general cost-of-living adjustment and each individual's relative performance and contribution in 2007. In making these increases, the Compensation Committee also considered peer company and wider biotechnology industry salaries for positions of comparable responsibility. Mr. Pien's base salary was not increased in January 2008 because his starting salary, set in June 2007, was deemed to be competitive with base salary levels within our peer group. The base salary of Ms. Bartels, who joined Medarex in October 2007 as our Senior Vice President, General Counsel, and Secretary, was not increased in 2008 due to her recent hire and the fact that her salary remained competitive within our select peer group.

        Annual Incentive Cash Awards.    We use annual cash awards under our executive compensation program to focus and motivate our executives to achieve key annual corporate, departmental and individual performance goals. Under this variable pay program, each executive is assigned a cash award target, expressed as a percentage of base salary, based on relative job responsibilities, compensation history, peer benchmark data and our CEO's recommendations. Each executive's annual cash award is based on (i) the achievement of corporate and departmental goals and (ii) an assessment of individual performance. Corporate and departmental goals, as well as target cash award amounts, are approved by the Compensation Committee at the beginning of each year, after consultation with our CEO and the full Board.

        2008 Goals.    The corporate and departmental goals approved by our Board and Compensation Committee in January 2008 reflected strategies and milestones that emerged from a strategic review conducted by the Board with Mr. Pien after he joined Medarex as President and CEO in 2007. These 2008 goals were each allocated a target number of points and related to (i) the advancement of Medarex's pipeline of strategic assets, including our lead product candidate, ipilimumab; (ii) the development of platform technologies, such as our Antibody Drug Conjugate (ADC) platform, to expand our product pipeline; and (iii) the protection and enhancement of shareholder value through budgeting and technology out-licensing. These 2008 goals were divided into two categories: (i) those representing progress towards milestones consistent with corporate strategy, worth 100 points in total, and (ii) events which represent exceptional advancement of the corporate strategy, worth 45 points in total, such as FDA acceptance of a biological licensing application filing for ipilimumab in second-line melanoma.

        2008 Cash Award Targets.    The Compensation Committee approved the following cash award targets for 2008: Mr. Pien, 100%; Mr. Schade, 50%; Drs. Lonberg and Nichol, 40%; and Ms. Bartels, 40%. These targets were established to provide target total cash compensation for our executives, considering base salary plus potential cash award, positioned at approximately the 75th percentile versus similar positions at peer companies. Under our executive cash award program, the threshold level of goal achievement is 50%, below which no incentive award is paid. Actual payouts can range from 0% to 150% of the award target, depending on attainment of corporate and departmental goals, as well as individual achievement. Cash awards that could have been earned in 2008 under this program are listed in the 2008 Grants of Plan-Based Awards table below, and actual awards earned in 2008 (paid in March 2009) are included in the Summary Compensation Table. In January 2009, the Compensation Committee considered benchmark data and determined that 2009 cash award target levels would remain unchanged from 2008.

        Determining the Actual Award.    For our executive officers other than Mr. Pien, corporate and departmental performances are considered, either equally or with a 40/60 weight, to create one total performance factor (between 0-150%). For Mr. Pien, this total performance factor is based solely on corporate performance. Next, each executive's individual performance percentage is evaluated and scored by the Compensation Committee, in consultation with the CEO, based on an assessment of his or her contribution to the management team, including scope of responsibility, quality of execution and demonstrated leadership, to determine his or her individual performance factor.

        Actual annual cash awards are calculated for each executive by first multiplying the total performance factor, as described above, based on the achievement of annual goals, by the individual performance factor, to achieve a bonus multiplier. This bonus multiplier is then applied to the executive's preapproved cash award target to determine the actual cash award, subject to Compensation Committee discretion to increase or decrease such award based on facts and circumstances at the time the award is approved. Under our executive cash award program, the Compensation Committee retains discretion over all performance determinations as well as final awards earned, if any.

        Actual Cash Awards for 2008 Performance.    In January 2009, after reviewing 2008 corporate, departmental and individual executive performance, in consultation with Mr. Pien, the Compensation Committee made annual cash awards to our executives as listed in the Summary Compensation Table below. For purposes of these awards, the Compensation Committee concluded that corporate performance against 2008 goals was: (i) with respect to the first category of goals, i.e., progress towards milestones, 85 of a possible 100 points, and (ii) with respect to the second category of goals, i.e., exceptional advancement of the corporate strategy, 10 out of a possible 45 points. As a result, Medarex was determined to have achieved a total 2008 corporate score of 95 out of a total of 145 possible points. In making its assessment, the Compensation Committee considered, in particular, (i) the achievement of development milestones with respect to unencumbered assets such as our MDX-1401, MDX-1100 and MDX-1106 product candidates, (ii) the IND submission for MDX-1203, our first antibody-drug conjugate product candidate generated using our proprietary ADC platform technology, and (iii) the timing and structuring of the sale of $150 million of securities of Genmab A/S.

        The Compensation Committee awarded Mr. Pien a 2008 cash award of $712,500, or approximately 95% of his base salary, below his target of 100% of base salary. In approving Mr. Pien's award, the Compensation Committee evaluated, among other things, Mr. Pien's leadership role in the achievement of approved 2008 corporate goals as detailed above. The Compensation Committee considered Mr. Pien's individual performance and leadership in 2008 to be in line with their expectation. Accordingly, the Compensation Committee believes it appropriate that Mr. Pien's 2008 annual cash award directly reflect the overall 2008 Medarex corporate score of 95, which was calculated in accordance with the provisions of our annual cash award program as described above.

        After a thorough review, the Compensation Committee accepted Mr. Pien's cash award recommendations for the 2008 performance of his management team and approved the following cash awards for 2008 performance for named executive officers:

        With respect to Mr. Schade, the Compensation Committee awarded a cash award of $332,500, or approximately 64% of his base salary and above his 50% bonus target, because of Mr. Schade's individual achievements, including the negotiation of a lease extension for our Annandale manufacturing facility through 2013 and the securing of $150 million through the sale of Genmab securities. Mr. Schade's compensation also reflects the fact that, in addition to his role as Chief Financial Officer, Mr. Schade is responsible for technical operations, as well as business development.

        The Compensation Committee awarded Dr. Lonberg a cash award of $192,100, equal to approximately 46% of his base salary, above his 40% bonus target. In making this award, the Compensation Committee considered his leadership in Medarex's target and drug discovery efforts and in preclinical drug development, and noted in particular the milestone we achieved in 2008 with our proprietary ADC technology platform.

        The Compensation Committee awarded Dr. Nichol a cash award of $144,000, equal to approximately 35% of his base salary, below his 40% bonus target. In making this award, the Compensation Committee considered the work of his team in providing data collection and enrollment support for numerous clinical studies of ipilimumab in melanoma and prostate cancers and in achieving development milestones for our MDX-1401, MDX-1100 and MDX-1342 product candidates.

        Ms. Bartels was awarded a 2008 cash award of $201,700, approximately 52% of her base salary, above her target of 40% of base salary, based on the Committee's consideration of, among other things, her role in compliance program development, facilitating the settlement of derivative lawsuits and her leadership of the strategic review of Medarex's intellectual property assets.

        Mr. Pien and certain other named executive officers elected to defer all or part of their annual cash incentive awards under our 2008 Deferred Compensation Program, as described in more detail under our 2008 Deferred Compensation Program below.

        Long-Term Equity Incentive Compensation.    Long term equity compensation is used under our executive compensation program to:

  •
  encourage executives to manage their performance against corporate goals and objectives with the perspective of an owner/shareholder;

  •
  support long-term retention of executives through time-based vesting of equity awards;

  •
  encourage increased equity ownership by executives and facilitate compliance with our Executive Share Ownership Policy (discussed below); and

  •
  maintain the desired mix of long-term, performance based compensation as a percentage of total compensation.

        Under this variable pay program, we determine the total quantity and mix of equity awards based on the factors described below, as well as on peer group practice, the accounting expense associated with equity awards and the projected impact on shareholder dilution.

        In determining individual equity-based awards to be granted annually to executive officers, the Compensation Committee considers the individual's position and scope of responsibility, ability to affect shareholder value, potential to take on roles of increasing responsibility in the future, historic and recent performance, peer benchmark data and the value of the equity awards in relation to cash compensation (see "Mix of Pay" below), and our CEO's recommendations. There is no formulaic weighting of these general factors by the Compensation Committee.

        In January 2008, the Compensation Committee reviewed corporate, departmental and individual performance for 2007, competitive long-term incentive and total compensation values in our select peer group and pay mix to determine and approve the annual equity grants of stock options and restricted stock units, or RSUs, to named executive officers, as set forth in the Summary Compensation Table below. These awards reflect a mix of 60% stock options and 40% RSUs, which was intended to balance potential stock price appreciation with a retention-oriented equity grant in the form of RSUs. We believe the 60% weighting on stock options creates a strong incentive for future stock price appreciation and the 40% weighting on RSUs, which have a four-year, annual cliff vesting period, provides a strong retention focus over the vesting period.

        To achieve this 60/40 mix, we targeted a total equity value for each individual and determined the number of stock options that would have to be granted to achieve that value, had stock options been the only equity grant form, using a Black-Scholes valuation model. We then converted 40% of the stock options to RSUs using a 2:1 ratio (i.e., for every two options converted, one RSU was granted). The 2:1 ratio was chosen to recognize the decreased risk associated with RSUs, as RSUs have value whether our future stock price increases or decreases; whereas stock options will only have value if there is stock price appreciation when vested stock options are exercised. Had the stock options been converted to RSUs based on the Black-Scholes valuation of our options at the time of the award, the conversion ratio would have been 1.5:1. However, the Committee did not believe this ratio accurately reflected the reduced risk associated with RSUs.

        The Committee chose to grant RSUs, rather than restricted stock, to give executives the opportunity to defer receipt of such awards upon vesting and thereby defer the associated tax liability. As a result of these annual equity awards, total performance-based cash and equity compensation for named executive officers for 2008 represented approximately 70-75% of their total compensation.

        In September 2008, Medarex rescinded the grant of 50,000 unvested shares of restricted stock granted to Mr. Pien in connection with his hire because, in making this grant, we exceeded the 2007 per-person annual limit provided by our 2005 Equity Incentive Plan. The Compensation Committee granted Mr. Pien 50,000 shares of restricted stock in September 2008, with the same vesting schedule as his rescinded new-hire grant, in the interest of not penalizing him for this oversight.

        In January 2009, the Compensation Committee considered current and projected benchmark data, 2008 corporate performance, Medarex's 2008 stock price performance and economic conditions, including decreased equity values in the biotechnology sector in general, and concluded that the number of stock options and RSU's to be granted in 2009 to executives would be unchanged from the equity awards granted in 2008 (on an annualized basis in the case of Ms. Bartels). Based on projected benchmark data, the Compensation Committee expects these awards to be within the 50th-75th percentile as compared to equity grants for comparable positions at peer companies.

  Other Components and Post-Termination Compensation.

        Non-Qualified Deferred Compensation.    In 2007, the Compensation Committee adopted our 2008 Deferred Compensation Program to (i) align the longer-term interests of senior management with those of shareholders through the conversion of cash compensation into equity-based awards, (ii) facilitate increased share ownership by executives through these equity-based deferred awards; and (iii) provide a deferral program competitive with similar programs offered by peer companies to attract and retain key executive talent. The program allows executives to defer up to 100% of annual cash awards in the form of RSUs or a cash fund tracking investments in certain mutual funds chosen by the participant. When it adopted the 2008 Deferred Compensation Program, the Compensation Committee approved a 25% Medarex match of any 2008 annual cash award deferred as RSUs. Several executives elected to participate in this program with respect to their 2008 annual cash awards. The resulting deferrals and Medarex matches are reflected in the "Summary Compensation Table" below and described in more detail under "Nonqualified Deferred Compensation" below.

        Perquisites.    We have historically provided only limited perquisites to our executive officers, with the policy that any perquisites provided serve legitimate business purposes, including allowing our executives to focus more time on our business. For 2008, these perquisites were primarily limited to payments for Ms. Bartel's temporary housing in New Jersey.

        Post-Termination Compensation.    We have employment agreements with each of our named executive officers providing for severance payments and accelerated vesting benefits triggered by various termination events. For a description of these agreements and our potential payment obligations, please see "Potential Payments Upon Termination or a Change of Control" and the related tabular disclosure below.

        When entering into employment agreements which provide for post-termination compensation for our named executive officers, the Compensation Committee considers, among multiple factors, peer company practice, retention needs and consistency of post-termination compensation among our executives. Gains from prior equity awards are not a material consideration in setting the level of such compensation. In particular, we believe such employment agreements benefit us and our shareholders by attracting and retaining executives in a marketplace where such protections are commonly offered by our peer companies. We also believe that severance protection triggered by a change of control allow our executives to assess a potential change of control objectively, from the perspective of what is best for our shareholders, without regard to the potential impact of the transaction on their own job security. Further, we believe the severance protection offered under the employment agreements are balanced with the interests of Medarex and its shareholders, as the executives are bound by non-disclosure, non-competition, and non-solicitation arrangements as a condition to receiving benefits under these agreements.

        These employment agreements, other than Mr. Pien's which renews in 2010, are subject to renewal annually and, as part of the Compensation Committee's review of all of our executive compensation practices, will be reviewed to ensure that they continue to serve our interests in retaining these key executives, remain consistent with packages offered by our peers, and provide reasonable levels of severance protection and compensation.

Factors for Determining Compensation

        Performance.    As noted above, one of the objectives of our compensation program is to motivate our executives to achieve Medarex's short-term, long-term and strategic performance goals. These goals are linked, among other things, to the advancement of Medarex's pipeline of strategic assets, the achievement of clinical and regulatory milestones, the development, acquisition and licensing of key technology, and the securing of capital funding. In addition to linking compensation to the achievement of preapproved corporate and departmental goals, individual performance is assessed on the basis of more subjective, non-formulaic criteria, such as:

  •
  involvement in, and responsibility for, the development and implementation of Medarex's strategic plans and the attainment of our strategic and operating objectives;

  •
  participation in the achievement of strategic or regulatory milestones;

  •
  contribution to the management team and application of managerial leadership skills;

  •
  involvement in accessing capital to fund our research and development operations and other business activities; and

  •
  role in protecting and realizing the value of our intellectual property.

        Market Benchmarks.    We believe that our select peer group provides useful information to help us establish competitive compensation practices and levels of compensation that allow us to attract, retain and motivate a talented executive team and, at the same time, aligns the interests of our executives with those of our shareholders. Accordingly, each year we review and compare, among other things, the total cash and long-term equity incentive compensation and the amounts of our primary executive compensation components—base salary, annual cash award and long-term equity awards—against comparable compensation paid within our peer group. As described below, in considering how peer data relates to Medarex compensation, we take into account our relative company size, stage of development, performance and geographic location as compared to peer companies, as well as the specific responsibilities of our executives.

        The scope of our business, research and development activities, as evidenced by the depth of our product pipeline and numerous active corporate partnerships, requires us to compete for new executive talent across a broad range of biopharmaceutical companies, including larger biotechnology and pharmaceutical companies. We believe our executive compensation must be competitive within such a peer group, yet fully aligned with our current stage of development and our responsibilities to shareholders. Accordingly, as part of our compensation process, we believe that our total target cash and equity compensation levels should be positioned at approximately the 60th-75th percentile of our peer group for our current named executive officers for on-target performance. However, actual compensation paid may deviate from this target, due to factors such as breadth of individual skills and responsibilities, desired pay mix, historic pay levels, strategic needs and the Compensation Committee's exercise of discretion based on individual or corporate performance.

        In 2008, Haigh & Company worked with our Compensation Committee, with input from management, to update our peer group to include 22 companies similar to Medarex in terms of, among other things, stage of development, market capitalization, number of employees and research and development spending. This peer group also includes larger biotechnology and pharmaceutical companies with which we believe we must compete for talent. The Compensation Committee intends to review and modify this peer group periodically to ensure that this list remains aligned with our size and stage of development. For 2008, our peer group consisted of the following companies:

Alexion Pharmaceuticals, Inc.	ALXN
Alkermes, Inc.	ALKS
Amylin Pharmaceuticals, Inc.	AMLN
Arena Pharmaceuticals, Inc.	ARNA
BioMarin Pharmaceuticals, Inc.	BMRN
Cubist Pharmaceuticals, Inc.	CBST
CV Therapeutics, Inc.	CVTX
Enzon Pharmaceuticals, Inc.	ENZN
Exelixis, Inc.	EXEL
Human Genome Sciences, Inc.	HGSI
ImClone Systems, Inc.	IMCL
Incyte Corporation	INCY
Isis Pharmaceuticals, Inc.	ISIS
Myriad Genetics, Inc.	MYGN
Nektar Therapeutics	NKTR
OSI Pharmaceuticals, Inc.	OSIP
PDL BioPharma, Inc.	PDLI
Regeneron Pharmaceuticals, Inc.	REGN
Seattle Genetics, Inc.	SGEN
Theravance, Inc.	THRX
Vertex Pharmaceuticals, Inc.	VRTX
ZymoGenetics, Inc.	ZGEN

        Haigh & Company compiled 2008 executive compensation data for this peer group for use by the Compensation Committee in its decision-making as described above. Data was obtained from both public filings and select information from the Radford Life Science Executive Survey, and addressed, among other things, bonus targets, total value, market equity grant practices and change in control practices and position specific data by compensation component. In addition, Radford data for life science companies with over 500 employees was used as an additional frame of reference, but not as a primary benchmark.

        Mix of Pay.    In determining total compensation levels, and in setting the amounts of each primary element of compensation, our Compensation Committee does not rely on a specific target pay mix, but is guided instead by the general principle that a material percentage of an executive's total compensation should be performance variable. Performance variable compensation is payable based upon achievement of performance objectives, in the case of annual cash awards or, in the case of stock option awards, with value dependent on the appreciation of our stock price. This percentage increases as the executive has increasing responsibility for and impact on Medarex corporate performance. In 2008, performance-based compensation in the form of target cash award and long-term equity awards represented approximately 75% of the total direct compensation for our named executive officers.

        We believe this pay mix is reasonable in light of compensation practices of our peer companies and therefore allows us to achieve the objectives of our compensation program. We also believe this pay mix appropriately aligns the interests of our executives with those of our shareholders because the value of the long-term equity awards, which are a substantial portion of their compensation, is based on the market performance of our stock.

Other Matters

        Executive Share Ownership Policy.    We believe that our executive officers should have a significant ownership and financial stake in Medarex to foster a focus on long-term growth. Accordingly, we have adopted a policy requiring our executive officers to hold shares of our common stock with a value equal to five times base salary, in the case of the CEO, and two times base salary, in the case of the other senior officers, in each case by the later of January 2013 or five years from the date of hire. This value was determined using 2007 base salary levels and a stock price of $14.50, which was the 200-day average stock price at the time the policy was adopted in January 2008. Until this minimum ownership level is achieved, an executive must hold at least one-third of the shares received upon the exercise of stock options, the vesting of restricted stock or stock units and the purchase of Employee Stock Purchase Plan shares. As of January 1, 2009, the levels of compliance with the policy were as follows:

Mr. Pien*	10%
Dr. Lonberg	100%
Dr. Nichol	100%
Mr. Schade	77%
Ms. Bartels**	0%

*
Joined Medarex in June 2007.

**
Joined Medarex in October 2007.

        Trading Restrictions and Anti-Hedging Policy.    Medarex's stock trading policies permit executives to trade in Medarex securities only with pre-clearance during quarterly financial window periods. Specific transactions such as short sales, put or call options or hedging transactions are prohibited.

        Our Equity Grant Procedures.    Under our Grant Policy, annual equity awards are approved by the Compensation Committee during the first 45 days of the calendar year, with the grant date for such annual awards fixed as the third trading day after the filing of our Annual Report on Form 10-K with the SEC. This delayed grant date allows time for the market price of our stock to adjust to any disclosures of new information reported in our Form 10-K.

        All new-hire and "off-cycle" equity awards (including for directors, officers and all other employees) are approved at periodic meetings of the Compensation Committee, with grant dates fixed as the last trading day of the month in which the awards are approved. In accordance with the Grant Policy, management provides the Compensation Committee with a detailed list of proposed awards in advance of meetings. All grants are made with an exercise price equal to the average of the high and low price of our common stock on Nasdaq on the date of grant. Once approved, no changes are made to awards without further, formal action by the Compensation Committee. However, in the event the Compensation Committee determines that it is not in our best interest to follow the Grant Policy in a specific and exceptional situation, the Compensation Committee may waive such procedures after consultation with our Chief Financial Officer and General Counsel.

        Tax and Accounting Considerations.    U.S. federal income tax generally limits the tax deductibility of compensation we pay to our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility has not historically been a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of shareholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. We have also structured our executive compensation program with the intention that it comply with tax laws pertaining to certain types of deferred compensation. Accounting rules such as FASB Statement 123(R) require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our shareholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2008, 2007 and 2006

        The following table provides the compensation earned by our named executive officers for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Compensation(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation		Total
Mr. Pien(7)	2008	$750,000	—	$712,500	$1,640,435	$1,997,087	$5,425	(4)	$5,105,447
President and CEO	2007	409,615	$413,250	—	1,021,388	824,897	3,462		2,672,612
	2006	—	—	—	—	—	—		—
Mr. Schade,	2008	$519,000	—	332,500	477,797	1,216,487	4,600	(5)	2,550,384
Sr. VP Finance and	2007	492,550	328,000	—	169,473	931,845	12,220		1,934,088
Administration CFO	2006	485,100	—	—	52,383	1,003,181	4,400		1,545,064
Dr. Lonberg	2008	414,000	—	192,100	136,809	1,124,542	4,600	(5)	1,872,051
Sr. VP and Scientific	2007	400,000	208,000	—	87,033	1,014,078	4,500		1,713,611
Director	2006	391,388	206,000	—	67,379	966,434	4,400		1,635,601
Dr. Nichol	2008	414,000	—	144,000	105,751	1,092,859	4,600	(5)	1,761,210
Sr. VP, Product	2007	400,000	191,000	—	48,614	998,976	4,500		1,643,090
Development	2006	391,388	205,000	—	39,944	935,512	4,400		1,576,244
Ms. Bartels(8)	2008	385,000	—	201,700	79,876	450,227	67,073	(6)	1,183,876
Sr. VP, General	2007	74,039	34,000	—	10,071	68,000	1,100		187,210
Counsel and Secretary	2006	—	—	—	—	—	—		—

(1)
Represents annual bonus or incentive compensation, as applicable, paid in subsequent year, relating to performance in named year, before partial deferral under our deferred compensation program, where applicable. See CD&A above and Nonqualified Deferred Compensation tables and the related narrative for additional information on deferred amounts and our deferral program.

(2)
These amounts do not reflect actual value realized by the recipient nor do they reflect the grant date fair value of the equity award granted in that year. In accordance with SEC rules, this column represents the compensation expense recognized by Medarex for financial statement reporting purposes for 2008, 2007 and 2006 for awards of restricted stock and restricted stock units granted to each of the named executive officers in 2008, as well as prior years, in accordance with FAS 123(R). Mr. Pien's amount for 2008 relates to restricted stock ($1,472,111) and restricted stock units ($168,324). Mr. Pien's entire amount for 2007 relates to restricted stock. Mr. Schade's amount for 2008 relates to restricted stock ($374,183) and restricted stock units ($103,614). Mr. Schade's amount for 2007 relates to restricted stock ($124,728) and restricted stock units ($44,745). Ms. Bartels' amount for 2008 relates to restricted stock ($60,425) and restricted stock units ($19,451). Ms. Bartels' entire amount for 2007 relates to restricted stock. All other amounts for 2008, 2007 and 2006 relate entirely to RSUs. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of these named executive officers in 2008, 2007 or 2006. For additional information on the valuation assumptions underlying the value of these awards, with respect to 2008, 2007 and 2006, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2008 Annual Report on Form 10-K in Notes to Consolidated Financial Statements at Note 7, "Shareholders' Equity" and at Note 8 "Deferred Compensation."

(3)
These amounts do not reflect actual value realized by the recipient nor do they reflect the grant date fair value of the equity award granted in that year. In accordance with SEC rules, this column represents the compensation expense recognized by Medarex for financial statement reporting purposes for 2008, 2007 and 2006 stock options granted to each of the named executive officers in 2008, as well as prior years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of these named executive officers in 2008, 2007 or 2006. For additional information on the valuation assumptions underlying the value of these stock options, with respect to 2008, 2007 and 2006, see Part II, Item 8 "Financial Statements and Supplementary Data" of our 2008 Annual Report on Form 10-K in Notes to Consolidated Financial Statements at Note 7, "Shareholders' Equity."

(4)
Includes matching contribution under our 401(k) plan of $4,600.

(5)
Represents matching contribution under our 401(k) plan.

(6)
Represents a matching contribution under our 401(k) plan of $4,600 and $62,473 attributable to temporary local housing in Princeton, NJ and automobile moving costs from California to New Jersey.

(7)
Mr. Pien began employment on June 14, 2007.

(8)
Ms. Bartels began employment on October 22, 2007.

Grants of Plan-Based Awards in 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options			Grant Date Fair Value of Stock and Option Awards
	Grant Date Of Equity Awards
										Exercise or Base Price of Option Awards
Name		Approval Date	Threshold $	Target $	Maximum $
Mr. Pien	—	—	375,000	750,000	1,125,000	—		—		—	—
	3/3/08	1/31/08				—		270,000	(2)	$9.065	$1,765,800
	3/3/08	1/31/08				90,000	(3)	—		—	815,850
	9/30/08	9/23/08				50,000	(4)	—		—	324,250
Mr. Schade	—	—	129,750	259,500	389,250	—		—		—	—
	3/3/08	1/31/08				—		135,000	(2)	9.065	882,900
	3/3/08	1/31/08				45,000	(3)	—		—	407,925
Dr. Lonberg	—	—	82,800	165,600	248,400	—		—		—	—
	3/3/08	1/31/08				—		129,000	(2)	9.065	843,660
	3/3/08	1/31/08				43,000	(3)	—		—	389,795
Dr. Nichol	—	—	82,800	165,600	248,400	—		—		—	—
	3/3/08	1/31/08				—		120,000	(2)	9.065	784,800
	3/3/08	1/31/08				40,000	(3)	—		—	362,600
Ms. Bartels	—	—	77,000	154,000	231,000	—		—		—	—
	3/3/08	1/31/08				—		31,200	(2)	9.065	204,048
	3/3/08	1/31/08				10,400	(3)	—		—	94,276

(1)
These amounts represent the range of annual incentive cash awards for which the named executive officers were eligible in 2008 under our executive cash award program. For further information relating to our executive cash award program, see "Compensation Discussion and Analysis—Annual Cash Awards." For information regarding the actual value of awards earned under the executive cash award program for 2008, see the Summary Compensation Table above.

(2)
Options vest as follows: 25% on the 1st, 2nd, 3rd and 4th anniversaries of the grant date.

(3)
Restricted stock unit grant which vests as follows: 25% on April 3, 2009 and 25% on the 2nd, 3rd, and 4th anniversaries of the grant date.

(4)
Grant of restricted stock which vests on June 14, 2012; provided, however, if the price of our stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding June 14, 2011, then shares not yet vested will vest immediately on June 14, 2011. This grant is described above in "Long Term Equity Incentive Compensation" above.

        All stock option grants are made in accordance with our Grant Policy with an exercise price equal to the average of the high and low price of our common stock on Nasdaq on the date of grant. Restricted stock units have rights to dividend equivalents. Restricted stock has rights to dividends. Notwithstanding such rights, Medarex has not historically paid dividends.

 Outstanding Equity Awards at December 31, 2008

        The following table shows for the year ended December 31, 2008, certain information regarding outstanding equity awards at year end for our named executive officers.

	Option Awards
						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Name				Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Mr. Pien	166,667	333,333	(2)	$14.355	6/29/17	—		—
	—	—		—	—	25,000	(3)	$139,500
	—	—		—	—	175,000	(4)	976,500
	—	—		—	—	25,000	(5)	139,500
	—	270,000	(6)	9.065	3/3/18	—		—
	—	—		—	—	90,000	(7)	502,200
	—	—		—	—	50,000	(8)	279,000
Mr. Schade	150,000	—		6.33	10/13/10	—		—
	15,000	—		6.33	1/9/11	—		—
	100,000	—		14.89	9/19/11	—		—
	250,000	—		8.11	7/11/12	—		—
	200,000	—		7.155	10/14/13	—		—
	185,000	—		5.605	7/26/14	—		—
	203,125	46,875	(9)	9.90	9/6/15	—		—
	40,000	120,000	(10)	17.27	8/31/17	—		—
	—	—		—	—	1,148	(11)	6,406
	—	—		—	—	65,000	(12)	362,700
	—	135,000	(6)	9.065	3/3/18	—		—
	—	—		—	—	45,000	(7)	251,100
Dr. Lonberg	169,152	—		3.43	11/1/09	—		—
	54,848	—		3.43	5/18/10	—		—
	25,000	—		6.33	1/9/11	—		—
	100,000	—		14.89	9/19/11	—		—
	200,000	—		8.11	7/11/12	—		—
	200,000	—		7.155	10/14/13	—		—
	185,000	—		5.605	7/26/14	—		—
	203,125	46,875	(8)	9.90	9/6/15	—		—
	37,500	112,500	(13)	14.915	5/17/17	—		—
	—	—		—	—	5,382	(14)	30,032
	—	129,000	(6)	9.065	3/3/18	—		—
	—	—		—	—	43,000	(7)	239,940
Dr. Nichol	90,000	—		5.245	9/9/12	—		—
	200,000	—		7.155	10/14/13	—		—
	185,000	—		5.605	7/26/14	—		—
	203,125	46,875	(8)	9.90	9/6/15	—		—
	27,500	82,500	(15)	14.915	5/17/17	—		—
	7,500	22,500	(16)	16.075	5/31/17	—		—
	—	—		—	—	3,200	(17)	17,856
	—	120,000	(6)	9.065	3/3/18	—		—
	—	—		—	—	40,000	(7)	223,200
Ms. Bartels	50,000	150,000	(18)	12.085	10/31/17	—		—
	—	—		—	—	15,000	(19)	83,700
	—	31,200	(6)	9.065	3/3/18	—		—
	—	—		—	—	10,400	(7)	58,032

(1)
Valued using our closing market price on December 31, 2008 of $5.58.

(2)
Remaining options vest as follows: 166,667 shares on June 14, 2009 and 166,666 shares on June 14, 2010.

(3)
Remainder of restricted stock grant which vests on June 14, 2009.

(4)
Grant of restricted stock which vests as follows: 87,500 shares on each of June 14, 2009 and 2010.

(5)
Grant of restricted stock which vests on June 14, 2012; provided, however, if the price of our stock equals or exceeds $26 per share for 20 consecutive trading days preceding the three-year anniversary of June 14, 2007, then 25,000 shares will vest on such three-year anniversary and, provided, further, if the price of our stock equals or exceeds $26 per share immediately preceding the four-year anniversary of June 14, 2007, then shares not yet vested will vest immediately on the four-year anniversary of June 14, 2007.

(6)
Options vest as follows: 25% on the 1st, 2nd, 3rd and 4th anniversaries of the grant date (March 3, 2008).

(7)
Grant of restricted stock units which vest as follows: 25% on April 3, 2009 and 25% on the 2nd, 3rd and 4th anniversaries of the grant date (March 3, 2008).

(8)
Grant of restricted stock which vests on June 14, 2012; provided, however, if the price of our stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding June 14, 2011, then shares not yet vested will vest immediately on June 14, 2011. This grant is described above in "Long Term Equity Incentive Compensation."

(9)
Remaining options vest as follows: 5,208 shares monthly from January 6, 2009 through September 6, 2009.

(10)
Remaining options vest as follows: 40,000 on each of August 31, 2009, 2010 and 2011.

(11)
Represents restricted stock units under our deferred compensation program, the receipt of which has been deferred to February 23, 2009.

(12)
Grant of restricted stock which vests on August 31, 2010, unless, prior to such date, Mr. Schade is terminated without cause or his employment agreement is not renewed, in which case such restrictions will be deemed to have lapsed as to approximately 1,806 shares each month over a three-year period from August 31, 2007.

(13)
Remaining options vest as follows: 37,500 on each of May 17, 2009, 2010 and 2011.

(14)
Represents restricted stock units under our deferred compensation program which vest as follows: 3,617 shares on February 23, 2009 and 1,765 shares on February 23, 2010.

(15)
Remaining options vest as follows: 27,500 on each of May 17, 2009, 2010 and 2011.

(16)
Remaining options vest as follows: 7,500 on each of May 31, 2009, 2010 and 2011.

(17)
Represents restricted stock units under our deferred compensation program which vest as follows: 1,971 shares on February 23, 2009 and 1,229 shares on February 23, 2010.

(18)
Remaining options vest as follows: 50,000 on each of October 22, 2009, 2010 and 2011.

(19)
Grant of restricted stock which vests on October 22, 2010 unless, prior to such date, Ms. Bartels is terminated without cause or his employment agreement is not renewed, in which case such restrictions will be deemed to have lapsed as to approximately 417 shares each month over a three-year period from October 22, 2010.

Option Exercises and Stock Vested in 2008

        The following table shows for the year ended December 31, 2008, certain information regarding option exercises and restricted stock vested during the last year with respect to our named executive officers:

			Stock Awards
	Option Awards
			Number of Shares Acquired on Vesting
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Value Realized on Vesting(1)
Mr. Pien	—	—	25,000	$189,500	(2)
Mr. Schade	—	—	3,780	35,246	(3)
Dr. Lonberg	—	—	7,156	128,761	(4)
Dr. Nichol	—	—	4,095	81,561	(5)
Ms. Bartels	—	—	—	—

(1)
The amounts in this column calculate the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock times the market value of the underlying common stock at the date of vesting.

(2)
Represents vested restricted stock which was received by Mr. Pien on June 14, 2008.

(3)
Represents total value of vested restricted stock units where (i) the receipt of 1,148 shares has been deferred until February 23, 2009 and (ii) 2,632 shares vested on February 7, 2008 with a value $25,017 and were received by Mr. Schade on February 8, 2008.

(4)
Represents vested restricted stock units, the receipt of which has been deferred as follows: 1,852 shares to February 23, 2009 and 1,765 shares to February 23, 2010. The value of 3,539 shares of $33,638 which vested on February 7, 2008 was received by Dr. Lonberg on February 8, 2008.

(5)
Represents vested restricted stock units, the receipt of which has been deferred as follows: 741 shares on February 23, 2009, 1,230 shares on February 23, 2010 and 2,124 shares on February 7, 2013.

Our 2008 Deferred Compensation Program

        Under our 2008 Deferred Compensation Program, eligible executives may defer up to 100% of their annual cash award earned in a given year, with the deferred amount credited to: (i) a cash account reflecting the performance of funds available under our 401(k) Savings Plan; or (ii) a restricted stock unit account containing a number of fully-vested restricted stock units representing shares of our common stock. The number of restricted stock units credited equals the amount of the deferred award divided by the fair market value of our common stock on the date of deferral (that is, the date on which the award would otherwise be paid in cash). We may, at the Compensation Committee's discretion, match amounts deferred as restricted stock units by crediting the participant's account with the grant of additional restricted stock units with a value equal to 25% of the amount deferred by the executive. In March 2009, we awarded a 25% match (in the form of RSUs) to those executives who elected to defer their 2008 cash award into RSUs. This matching contribution vests, based on continued service, over three years from the date of grant. Unless further deferred, all benefits under our 2008 Deferred Compensation Program are distributed in payments of cash or stock, as applicable, after three years.

 Nonqualified Deferred Compensation

        The following table shows, for the year ended December 31, 2008, certain information regarding nonqualified deferred compensation benefits for the named executive officers.

Name	Executive Contributions in 2008(1)	Registrant Contributions in 2008(2)	Aggregate Earnings in 2008		Aggregate Withdrawals/ Distributions		Aggregate Balance at December 31, 2008
Mr. Pien	$712,500	$178,125	—		—		$—
Mr. Schade	$83,125	$20,781	$(93,393	)(3)	$200,109	(4)	107,672	(5)
Dr. Lonberg	—	—	(122,539	)(6)	269,087	(7)	141,274	(8)
Dr. Nichol	$72,000	$9,000	(186,621	)(9)	—		215,154	(10)
Ms. Bartels	$201,700	$50,425	—		—		—

(1)
Represents the amount of 2008 annual award deferral into RSUs under our 2008 Deferred Compensation Program based on the closing price of our common stock on December 31, 2008 ($5.58 per share), except for Dr. Nichol who elected to defer $36,000 of his total deferral of $72,000 into a cash account.

(2)
In 2009, we provided a 25% match (in the form of RSUs) of 2008 annual cash award deferrals into RSUs by Mr. Schade, Dr. Nichol, Mr. Pien and Ms. Bartels.

(3)
Represents the depreciation in value of both vested and unvested shares of stock representing all of the annual cash award amounts, including matching contributions, deferred by Mr. Schade into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

(4)
Represents the value of 21,053 RSUs received by Mr. Schade on February 8, 2008.

(5)
Represents the value of vested (19,296) and unvested (1,148) shares of stock representing all of the annual cash award amounts, including matching contributions, deferred by Mr. Schade into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

(6)
Represents the depreciation in value of both vested and unvested shares of stock representing all of the annual cash award amounts, including matching contributions, deferred by Dr. Lonberg into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

(7)
Represents the value of 28,310 RSUs received by Dr. Lonberg on February 8, 2008.

(8)
Represents the value of vested (25,318) and unvested (5,382) shares of stock representing all of the annual cash award amounts, including matching contributions, deferred by Dr. Lonberg into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

(9)
Represents the depreciation in value of both vested and unvested shares of stock representing all of the annual cash award amounts, including matching contributions, deferred by Dr. Nichol into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

(10)
Represents the value of vested (38,558) and unvested (3,200) shares of stock subject to all of the annual cash award amounts, including matching contributions, deferred by Dr. Nichol into RSUs since the adoption of our deferred compensation program in 2004, based on the closing price of our common stock on December 31, 2008 ($5.58 per share).

Potential Payments Upon Termination or Change of Control

        In June 2007, we entered into an employment agreement with Mr. Pien, which has an initial term of three years and renews automatically thereafter for one-year terms unless terminated upon prior written notice by either party. We also have one-year employment agreements with Mr. Schade, Ms. Bartels and Drs. Lonberg and Nichol, (the "SVP Agreements") which renew automatically each January for one-year periods unless terminated upon prior written notice by either party.

        The following discussion describes the amounts that we would pay or provide to our named executive officers or, as applicable, their respective beneficiaries under these employment agreements as a result of termination of employment in each of the following situations: non-renewal of agreement; termination without cause or resignation for good reason; and termination following a change of control. For purposes of this discussion, estimated benefits are calculated as if the termination occurred on or about December 31, 2008.

  Payments Upon Non-Renewal of Employment Agreements

        If an SVP Agreement is not renewed by us, the executive is entitled to severance in an amount equal to one year of base salary and one year of company-paid premiums for continued health insurance coverage. However, all amounts paid or payable to an executive officer will be reduced by the amount of compensation received by such officer from alternative employment during the payment period. The SVP Agreements also provide for an additional benefit, in the event of non-renewal, of accelerated vesting of equity awards that would have vested during the six months following the final day of the term. However, because the exercises prices of each executive's stock options exceeded the fair market value of our common stock on December 31, 2008, no value is attributable to stock option acceleration assuming a December 31, 2008 termination.

        Under Mr. Pien's Agreement, non-renewal constitutes termination by Mr. Pien for good reason and, in this event, he is entitled to two years of (i) base salary continuation, (ii) annual cash award and (iii) continued insurance coverage. The insurance coverage, however, terminates if replaced by the same or better coverage provided by a subsequent employer. Non-renewal also triggers the acceleration of vesting of Mr. Pien's initial grant of 500,000 stock options and, with respect to his initial grant of 125,000 restricted shares, accelerated vesting of shares that would have vested during the eighteen (18) months following the final day of the term. Mr. Pien's agreement also provides for two years of accelerated vesting of annual equity grants in the event of non-renewal.

Payments Upon Non-Renewal

Name	Base Salary(1)	Annual Cash Award	Stock Option Acceleration	Restricted Stock and RSU Acceleration(2)	Healthcare Premiums(3)
Mr. Pien	$1,500,000	$1,500,000	$—	$1,227,600	$39,545
Mr. Schade	519,500	—	—	129,631	19,772
Dr. Lonberg	414,000	—	—	80,168	19,779
Dr. Nichol	414,000	—	—	66,793	14,692
Ms. Bartels	385,000	—	—	14,508	11,398

(1)
Amount would generally be paid in equal installments over the course of 12 or, in the case of Mr. Pien, 24 consecutive months. However, for the executives other than Mr. Pien, any severance amount which exceeds two times the limit under Section 401(a) (17) of the Internal Revenue Code ($230,000 for 2008) would be paid in a lump sum by March 15 following the year of the executive's termination of employment.

(2)
Represents the value of restricted stock and RSUs which would become vested on the date of termination as described above. The payments relating to restricted stock and RSUs represent the value of such stock and stock units as of December 31, 2008, when they would be subject to accelerated vesting as a result of the termination, calculated by multiplying the number of accelerated shares and stock units by $5.58, the closing price of our common stock on December 31, 2008.

(3)
Amount reflects total reimbursement of executive's monthly healthcare premiums for continued group medical, dental and vision insurance coverage.

  Payments Upon Termination Without Cause or Resignation for Good Reason

        Under an SVP Agreement, if we terminate an executive's employment without cause or the executive terminates his employment for good reason; such officer is entitled to continued base salary and insurance coverage for two years (subject to mitigation as described above). In addition, the executive is entitled to accelerated vesting of all unvested equity awards that would have vested during the 24 months following the final day of the term. However, because the exercises prices of each executive's stock options exceeded the fair market value of our common stock on December 31, 2008, no value is attributable to stock option acceleration assuming a December 31, 2008 termination. In the event of a termination without cause or resignation for good reason, Mr. Pien would be entitled to the payments and acceleration of vesting as detailed under "Payments upon Non-Renewal," above.

Payments Upon a Termination Without Cause or Resignation for Good Reason

Name	Base Salary(1)	Annual Cash Award	Stock Option Acceleration	Restricted Stock and RSU Acceleration(2)	Healthcare Premiums(3)
Mr. Pien	$1,500,000	$1,500,000	$—	$1,227,600	$39,545
Mr. Schade	1,039,000	—	—	494,656	39,545
Dr. Lonberg	828,000	—	—	150,002	39,558
Dr. Nichol	828,000	—	—	129,456	29,385
Ms. Bartels	770,000	—	—	29,016	22,797

(1)
Amount would be paid in equal installments over the course of 24 consecutive months.

(2)
Represents the value of restricted stock and RSUs which would have become vested on the date of termination as described above. The payments relating to restricted stock and RSUs represent the value of stock and stock units as of December 31, 2008, when they would be subject to accelerated vesting as a result of the termination, calculated by multiplying the number of accelerated shares and stock units by $5.58, the closing price of our common stock on December 31, 2008.

(3)
Amount reflects total reimbursement of executive's monthly healthcare premiums for continued group medical, dental and vision insurance coverage.

  Payments Upon a Termination in Connection with a Change of Control

        In the event of a change in control of Medarex, if (i) the successor entity terminates the officer's employment other than for cause or, (ii) the executive terminates for good reason, in either case, within 24 months after such change of control, the executive will receive a lump sum severance payment equal to two years of base salary, two years of annual cash award, a prorated annual cash award for the year of termination, two years of company-paid premiums for continued health insurance coverage and the accelerated vesting of all unvested equity awards. However, because the exercises prices of each executive's stock options exceeded the fair market value of our common stock on

December 31, 2008, no value is attributable to stock option acceleration assuming a December 31, 2008 termination. In the event such termination occurs within one month prior to a change in control, then the executive will receive the same amount of payments and benefits, but severance will be payable over a two-year period following the change in control, to comply with the requirements of Section 409A of the Internal Revenue Code.

        Named executive officers are also entitled to a gross-up payment on any excise taxes imposed by Section 4999 of the Internal Revenue Code or other interest or penalties incurred on any payment, acceleration of stock option vesting, restricted shares or other equity award or other benefit made or provided to the executive in connection with such termination, subject to cap of 110% of the greatest amount that could be paid to executive without giving rise to any excise tax.

        In addition, Mr. Pien's Agreement provides that, in the event of a change in control, if certain stock options held by him (specifically, his initial grant of 500,000 stock options and any subsequent annual stock option awards) are not assumed or substituted in connection with the change of control, such options will be canceled in exchange for a cash payment based on the difference between the per share consideration to be paid in the transaction and the exercise price per share of such cancelled options.

Payments Upon a Termination Without Cause or Resignation for Good Reason
in Connection with a Change of Control

Name	Base Salary(2)	Annual Cash Award and Pro-Rated Award(3)	Stock Option Acceleration	Restricted Stock and RSU Acceleration(4)	Healthcare Premiums(5)	280G Gross-up(6)
Mr. Pien(1)	$1,500,000	$2,250,000	$—	$2,036,700	$39,545	$1,959,588
Mr. Schade(1)	1,039,000	779,250	—	620,206	39,545	776,110
Dr. Lonberg(1)	828,000	496,800	—	269,972	39,558	—
Dr. Nichol(1)	828,000	496,800	—	241,056	29,385	—
Ms. Bartels(1)	770,000	462,000	—	141,732	22,797	—

(1)
All amounts assume the change of control and the termination of employment both occurred on December 31, 2008.

(2)
Executive base salary severance is payable in a single lump-sum, except in the case of a termination within one month prior to a change in control, in which case severance is payable over a two-year period.

(3)
Annual cash award severance is payable in a single lump-sum, except in the case of a termination within one month prior to a change in control, in which case severance is payable over a two-year period. These amounts include 12 months of pro-rated annual cash award for the year of termination, assuming a December 31, 2008 termination.

(4)
Represents the value of restricted stock and RSUs which would have become vested on the date of termination as described above. The payments relating to restricted stock and RSUs represent the value of such stock and stock units as of December 31, 2008, when they would be subject to accelerated vesting as a result of the termination, calculated by multiplying the number of accelerated shares and stock units by $5.58, the closing price of our common stock on December 31, 2008.

(5)
Amount reflects total reimbursement of executive's monthly healthcare premiums for continued group medical, dental and vision insurance coverage.

(6)
This gross-up calculation assumes a stock price of $5.58, the closing price of our common stock on December 31, 2008. Any actual gross-up payment could be higher or lower, depending on our stock price on the termination date.

Equity Compensation Plan Information

        The following table presents information as of December 31, 2008, about our compensation plans under which shares of Medarex stock have been authorized.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	17,792,207	$9.80	12,610,114
Equity compensation plans not approved by security holders	694,796	7.48	—

Total	18,487,003	$9.71	12,610,114

(1)
In May 2005, our shareholders adopted our 2005 Equity Incentive Plan, which superseded all predecessor equity plans. After such date, no further option grants were made under such superseded plans, and all options outstanding under such plans were incorporated into and treated as outstanding options under our 2005 Equity Incentive Plan.

(2)
Under Medarex's Employee Stock Purchase Plan, or ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable. The ESPP contains an evergreen provision whereby an additional 500,000 shares are authorized for issuance annually, unless our Board determines otherwise. In 2008, our Board did not authorize additional shares as our current reserve remained sufficient.

 OTHER MATTERS

General

        The Board knows of no other matters to come before the 2009 Annual Meeting, other than those that are set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they may deem advisable in their discretion.

Shareholders Sharing the Same Address

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Medarex, Inc., ATTN: Nichol Ochsner, Director, Corporate Communications, 707 State Road, Princeton, New Jersey 08540 or contact Laura Choi, Director, Public and Investor Relations at (609) 430-2880. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

Annual Report

        Our 2008 Annual Report to Shareholders (which includes financial statements for the year ended December 31, 2008) accompanies this proxy statement but is not to be deemed part of this proxy statement. Cross references in this proxy statement to Medarex's website are not intended to function as hyperlinks and the information contained on such website is not intended to be part of this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC is available to shareholders without charge upon written request to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attn: Investor Relations. We will also furnish a copy of any exhibits to the Annual Report on Form 10-K if specifically requested in writing.

                      By order of the Board of Directors,

                      URSULA B. BARTELS,
                       Senior Vice President, General Counsel and Secretary

Princeton, New Jersey
April 6, 2009

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints HOWARD H. PIEN and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on March 23, 2009, at the Annual Meeting of Shareholders to be held on May 21, 2009, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 6, 2008, described below and such other matters as may properly come before the meeting:

INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by Medarex:

(1)   The election of three Class I Directors each to serve for a term to expire in 2012—Nominees: Marc Rubin, M.D., Ronald J. Saldarini, Ph.D. and Charles R. Schaller.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

☐	FOR all nominee(s) listed	☐	WITHHOLD AUTHORITY to vote for all nominee(s)	☐	WITHHOLD AUTHORITY for the following nominees(s) (see Instruction above; all nominee(s) not written will receive a “FOR” vote)

(2)   The ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as Medarex’s independent registered public accounting firm for 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 and 2.

Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

DATED: , 2009
Month Day

Signature

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign.

I plan to attend the meeting.

☐ YES ☐ NO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.